UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. __)
Check the appropriate box:

☐ Preliminary Information Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑ Definitive Information Statement
DAVIDSON GROWTH PLUS, L.P.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $11,750,000, based on the contract price for the property being sold

(5)	Total fee paid: $655.65

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT
FOR
DAVIDSON GROWTH PLUS, L.P.
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
(800) 217-9608
Dear Limited Partner:
     We are sending you this information statement to inform you that Davidson Growth Plus GP Corporation, a Delaware corporation, the managing general partner (the “Managing General Partner”) of Davidson Growth Plus, L.P., a Delaware limited partnership (the “Partnership”), has agreed to sell the Partnership’s apartment complex known as Fairway Apartments, a 256-unit apartment complex located in Plano, Texas (the “Property”) to LandBanc Capital, Inc., an Arizona corporation (the “the Buyer”), an unaffiliated third party, for $11,650,000, less the amount of credits for assuming loans secured by the Property at closing, which the Buyer has agreed to assume.
     The Property is owned by The New Fairways, L.P., a Delaware limited partnership (the “Fairways Partnership”) which is 100% owned and controlled by the Partnership. The sole general partner of the Fairways Partnership is Davidson Growth Plus GP Limited Partnership, a Delaware limited partnership (the “Fairways General Partner”). The Partnership owns all of the limited partnership interests of the Fairways Partnership and the Fairways General Partner. The Managing General Partner is also the general partner of the Fairways General Partner.
     Pursuant to the limited partnership agreement of the Partnership, as amended, (the “Partnership Agreement”), the consent of the Managing General Partner and holders of a majority of the outstanding units of limited partnership interest in the Partnership (“Units”) are required to approve the sale of the Property. As of November 19, 2009, 28,371.75 Units were issued and outstanding and affiliates of the Managing General Partner owned 17,824, or approximately 62.82%, of the outstanding Units. The Managing General Partner’s affiliates have stated their intention to vote their Units in favor of the sale. Accordingly, approval of the sale is assured and your consent to the sale of the Property is not required. We are providing the attached information statement in order to notify you of the background and terms of the sale.
     After the sale closes, we estimate that there will be approximately a total of $1,856,829, or approximately $65 per Unit, in distributions to distribute to the limited partners of the Partnership. This estimate assumes that the sale of the Property is consummated as of September 30, 2009. This is an estimate, and as explained below, is based upon a number of assumptions.
     We expect an initial distribution to the limited partners will occur within approximately 90 days after the sale closes with a final distribution, if funds remain, upon the completion of the Partnership’s dissolution in accordance with the Partnership Agreement and applicable law. The attached information statement contains information about the sale and the reasons the Managing General Partner has decided that the sale is in the best interests of the limited partners. The Managing General Partner has conflicts of interest in the sale as described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
     The date of this information statement is November 24, 2009.
     This information statement is being mailed on or about the date of this information statement to all of the Partnership’s limited partners of record as of the close of business on November 19, 2009.

SUMMARY OF THE TRANSACTION
     The following is a brief summary of certain terms of the Partnership’s proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of October 19, 2009, between the Buyer and the Fairways Partnership, which is owned and controlled by the Partnership (as amended, the “Purchase Agreement”). For a more complete description of the terms of the Purchase Agreement, see “SUMMARY OF THE PURCHASE AND SALE CONTRACT” in this information statement.

Buyer	LandBanc Capital, Inc., an Arizona corporation.

Seller	The Fairways Partnership, which is owned and controlled by the Partnership.

Property to Be Sold	Fairway Apartments, located in Plano, Texas, together with all the improvements located on the Property. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—The Purchased Assets.”

Purchase Price and Deposit	$11,650,000, subject to certain prorations and adjustments set forth in the Purchase Agreement. The Buyer is obligated to make or cause to be made an initial deposit of $25,000 on the effective date of the Purchase Agreement, and an additional deposit of $210,000 on or before the end of the feasibility period (the “Feasibility Period”) on December 18, 2009. The entire purchase price (less the credit described below for the assumption of outstanding loans secured by the Property) is due at closing. If the Buyer delivers the entire purchase price at closing all deposits will be returned. The initial $25,000 deposit is non-refundable except in the event that the Fairways Partnership defaults on its obligations under the Purchase Agreement or the Property is subject to condemnation or eminent domain. If the Buyer does not terminate the Purchase Agreement before the expiration of the Feasibility Period, all deposits become non-refundable except to the limited extent as specified in the Purchase Agreement. At the closing, subject to certain conditions in the Purchase Agreement, the Buyer will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the loans on the Property assumed by the Buyer. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Purchase Price and Deposit”.

Closing	The closing of the transactions contemplated by the Purchase Agreement, including the sale of the Property, is scheduled to occur 30 days after the date upon which Loan Assumption Approval is obtained, but not later than January 18, 2010. The closing date is subject to extension at the option of the Fairways Partnership pursuant to the terms of the Purchase Agreement. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Closing.”

Closing Conditions	The Fairways Partnership’s obligation to complete the sale of the Property is subject to customary conditions, including (i) the applicable lenders, approval of the loan assumption and release of the Fairways Partnership (the “Loan Assumption Approval”), and (ii) obtaining all other consents necessary to consummate the transactions described in the Purchase Agreement. The Buyer’s obligation to close the sale of the Property is also subject to customary conditions. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Conditions to the Parties’ Obligation to Close.”

Representations and Warranties	The Purchase Agreement contains customary representations and warranties made by the Fairways Partnership. The Fairways Partnership’s representations and warranties survive for a period of six months after the closing. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Representations and Warranties.”

Covenants	The Purchase Agreement contains customary covenants by the Fairways Partnership under the Purchase Agreement. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Covenants.”

Termination	The Purchase Agreement contains customary termination rights on behalf of the Buyer and the Fairways Partnership, including the failure of certain closing conditions, events of default, loan assumption and certain other material matters with respect to the Property. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Closing”, “—Conditions to the Parties’ Obligation to Close”, “—Default”, and “—Certain Other Termination Rights.”

Damages for Breach of
Representations and Warranties	The liability of the Fairways Partnership for a breach of the Fairways Partnership’s representations and warranties is capped at $200,000. Additionally, the Buyer may not bring any claim for breach of a representation by the Fairways Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate). See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Representations and Warranties.”

Use of Proceeds	The Fairways Partnership intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness of the Fairways Partnership and the Partnership (other than the loans secured by the Property which are being assumed by the Buyer), transaction related costs and other liabilities of the Fairways Partnership and to make distributions to the partners, including the limited partners of the Partnership. After the payment by the Partnership of the outstanding indebtedness of the Fairways Partnership (other than the loans secured by the Property which are being assumed by the Buyer), transaction related costs and other liabilities and indebtedness of the Partnership, the Managing General Partner estimates that approximately $1,856,829 will be available for distribution to the partners of the Partnership. This estimated amount will be available for distribution to the limited partners in accordance with the Partnership Agreement. See “Use of Proceeds” and “Interests of Certain Persons in the sale.”

Plans After the Sale	Upon the completion of the sale of the Property and after the payment of transaction related costs and other outstanding obligations of the Fairways Partnership and the Partnership, the Partnership will be dissolved and its affairs wound up as required by the Partnership Agreement and in accordance with applicable law. See “PLANS AFTER THE SALE” and “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
REASONS FOR THE SALE
     The Managing General Partner has determined that the sale of the Property is in the best interests of the limited partners after considering a number of factors, including the following:
• Given its age, the Property probably will require substantial capital expenditures in the future, for which existing reserves will not be adequate.
• Although the Partnership has distributed income generated from asset sales, the Partnership has not made a distribution of operating cash to the partners for at least the last three years.
• The Managing General Partner believes that the Plano, Texas rental market is stagnant, resulting in unchanged rental rates while expenses related to the Property, including maintenance and repair, continue to increase.

     For these reasons and others that were considered by the Managing General Partner in arriving at its decision, the Managing General Partner has approved the sale of the Property by the Fairways Partnership and the Purchase Agreement and, as described more fully below, limited partners affiliated with the Managing General Partner holding a majority of the Units have notified the Managing General Partner that they will approve in writing the sale and the Purchase Agreement.
THE SALES PROCESS
     In October 2008, the Fairways Partnership hired Apartment Realty Advisors (the “Broker”), a national real estate brokerage firm, to market the Property. The Broker marketed the Property nationally to prospective buyers known to be interested in the acquisition of projects similar to the Property. Approximately 75 offering memorandums were sent to prospective buyers of the Property. The Broker received offers from 18 potential purchasers. The Managing General Partner evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. Neither the Managing General Partner nor its affiliates bid on the Property. The Managing General Partner chose to accept the offer by the Buyer described in this information statement based on the price offered, feasibility of the proposed transaction, credibility of the Buyer and ability of the Buyer to close.
THE BUYER
     The Buyer, LandBanc Capital, Inc. an Arizona corporation that is not affiliated with the Partnership or the Fairways Partnership, agreed to acquire the Property through an arms-length negotiation. The Buyer has a principal address of 9595 Wilshire Boulevard, Suite 900, Beverly Hills, CA 90212. The phone number for the Buyer is 310-550-5750. The Buyer may assign its rights to acquire the Property to its affiliates so long as the Buyer is not released from its liability under the Purchase Agreement and the Buyer provides written notice to the Fairways Partnership of any proposed assignment no later than 10 days prior to the closing date. The Buyer and its affiliates have informed the Managing General Partner that they are in the business of operating residential rental housing. The Buyer or its affiliates have informed the Managing General Partner that they plan to operate the Property following the sale.
THE PROPERTY
     The Fairways Partnership has owned and operated the Property, a 256 unit apartment complex located in Plano, Texas, since May of 1988. The Property (together with cash on hand) constitutes approximately 96% of the Fairway Partnership’s total outstanding assets. The limited partnership interests in the Fairways Partnership (together with the Partnership’s cash on hand) constitutes approximately 100% of the Partnership’s total outstanding assets. There is a first mortgage loan and a second mortgage loan on the Property with unpaid principal balances and accrued interest of approximately $5,092,917 and $3,867,889, respectively as of September 30, 2009. Both of the loans encumbering the Property will be assumed by the Buyer at the closing.
ALTERNATIVES CONSIDERED BY THE MANAGING GENERAL PARTNER
     As alternatives to the sale of the Property to the Buyer, the Managing General Partner considered both the continued ownership and operation of the Property by the Partnership and marketing the Property for sale to potential purchasers other than the Buyer.
     Continued Ownership and Operation of the Property. Certain advantages could result from the Partnership’s continued ownership and operation of the Property. If rental market conditions improve or the Property’s operating performance improves, the Partnership may be able to make distributions to limited partners in the future. It is possible that the private resale market for properties could improve over time, making a sale of the Property at some point in the future a more attractive option than it is currently. The Partnership’s continued ownership and operation of the Property would allow partners to participate in the net income of the Partnership relating to the Property (if any) and receive any net proceeds from a future sale of the Property. However, the Partnership has not made any distributions to limited partners (other then distributions generated from asset sales) for at least the last three years, and we do not expect the Partnership to make such distributions in the foreseeable future. In addition, there can be no assurance as to future operating results or as to the results of any future attempts to sell the Property.

     Marketing the Property to Other Potential Purchasers. We marketed the Property to parties known by us and the Broker to be interested in properties of the same type as the Property, and we received solicited and unsolicited offers from 18 potentially interested purchasers. The Partnership evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchasers and ability of the prospective purchasers to close. The Partnership chose to accept the offer from the Buyer described in this information statement based on these criteria.
APPROVAL OF THE SALE
     Article 15 of the Partnership Agreement permits the Managing General Partner to cause the sale of the Property by the Fairways Partnership with the approval of limited partners holding a majority of the then outstanding Units. The Fairways Partnership’s limited partnership agreement provides that the Fairways General Partner can cause the Fairways Partnership to sell the Property with the consent of its limited partners. The Partnership is the sole limited partner of the Fairways Partnership and the sole limited partner of the Fairways General Partner. The Managing General Partner is also the general partner of the Fairways General Partner.
     As of November 19, 2009, the Partnership had 28,371.75 Units issued and outstanding, held by 1,107 limited partners. Each Unit represents approximately 0.0035% of the outstanding Units. As of November 19, 2009, the Managing General Partner and its affiliates owned 17,824 Units, or approximately 62.82% of the outstanding Units. The affiliates of the Managing General Partner holding 62.82% of the Units have notified the Managing General Partner that they will consent in writing to the sale and the Purchase Agreement. The following limited partners shall execute such written consent:

		Approximate
Entity Name and Address	Number of Units	Percent of Class
AIMCO/Bethesda Holdings, Inc. (an affiliate of AIMCO) [1]	17,824	62.82%

Total:	17,824	62.82%

[1]	AIMCO/Bethesda Holdings, Inc. is indirectly ultimately controlled by Apartment Investment and Management Company (“AIMCO”). Its business address is 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237.
     Upon the execution of such written consent, the holders of a majority of the Units will approve the sale and the Purchase Agreement and, as a result, no vote of any other Unit holder will be necessary to approve the sale or the Purchase Agreement. Accordingly, the Partnership is not soliciting any other votes. In addition, the written consent authorizes the Managing General Partner, in its discretion, to cause the Fairways Partnership to reduce the gross purchase price for the Property up to 10% and to make any other amendments to the Purchase Agreement (including, without limitation, the closing date, due diligence duties and closing conditions) which, in the Managing General Partner’s opinion, are necessary, appropriate or desirable in connection with the sale and which do not materially and adversely affect the Partnership. Such written consent will become effective 20 days after the mailing of this information statement. This information statement constitutes notice to the limited partners of the Partnership with respect to this matter as required by Paragraph 16.3 of the Partnership Agreement.
PARTNER PROPOSALS
     In accordance with the terms of the Partnership Agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The limited partners may call a special meeting to vote upon matters permitted by the Partnership Agreement with the prior consent of at least 10% of the outstanding Units.
FORWARD-LOOKING STATEMENTS
     Certain statement made in this information statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. In many but not all cases you can identify forward-looking statements by words such as “anticipate”, “believe”, “could”, “estimate”,

“expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding our expectations, beliefs or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual events and results could differ materially from our expectations as a result of many factors, including the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located, changes in federal and state tax laws that may create tax disadvantages for certain distributions, certain of which may be beyond our control, and those others identified from time to time in our reports and filings with the SEC. We urge you to review and consider the factors described above, as well as those included in our reports and filings with the SEC, for information about risks and uncertainties that may affect our future results. All forward-looking statements we make after the date of this filing are also qualified by this cautionary statement and identified risks. Any estimate of the future performance of a business, such as the Partnership’s business or that of the Property, is forward-looking and based on assumptions, some of which inevitably will prove to be incorrect, and limited partners are therefore cautioned not to place undue reliance on our forward-looking statements.
INTERESTS OF CERTAIN PERSONS IN THE SALE
     The Managing General Partner and its affiliates have interests with respect to the sale of the Property, some of which are in conflict with the interests of the limited partners of the Partnership. As of September 30, 2009, the Managing General Partner and its affiliates were owed approximately $132,605 for previous advances and accrued interest thereon and accrued but unpaid fees and reimbursements which will be repaid from the sale proceeds. In addition, because a general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the general partner’s potential liability for existing and future partnership obligations. Affiliates of AIMCO control the Managing General Partner and own approximately 62.82% of the outstanding limited partnership Units of the Partnership (a total of 28,371.75 Units), as of November 19, 2009, and will receive their corresponding share of the distributable sales proceeds. Although the Managing General Partner owes fiduciary duties to the limited partners of the Partnership, it also owes fiduciary duties to AIMCO, which owns all of the stock of AIMCO/IPT, Inc., the sole stockholder of the Managing General Partner. As a result, the Managing General Partner’s duties as general partner to the Partnership and its limited partners may come into conflict with its duties to AIMCO.
ESTIMATED USE OF PROCEEDS
     We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the Managing General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross Purchase Price	$11,650,000
Less: Credit to the Buyer for assumption of mortgage debt	(8,960,806)[1]
Plus: Cash and cash equivalents	47,808
Plus: Other Partnership assets	58,998
Less: Loans from Managing General Partner and/or affiliates, including accrued interest	(111,631)
Less: Accounts payable, accrued expenses and other liabilities [2]	(313,407)
Less: Reserve for contingencies	(233,000)
Less: Estimated closing costs	(233,000)
Less: Estimated state entity taxes	(48,000)
Less: Distribution to general partner of Fairways Partnership	(134)

TOTAL	$1,856,829

Net proceeds available for distribution to all partners	$1,856,829

Percentage of net proceeds allocable to limited partners	100%

Net proceeds available for distribution to limited partners	$1,856,829
Total number of Units	28,371.75

Distribution per Unit	$65

[1]	See explanation in “Summary of Purchase and Sale Contract.”

[2]	$20,974 of this amount is payable to the Managing General Partner and/or its affiliates.

     These estimates assume that the closing of the sale occurred as of September 30, 2009 and are based on information known to the Managing General Partner at this time. These figures will adjust based upon the fact that closing will occur after September 30, 2009. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     IRS CIRCULAR 230 NOTICE. TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THIS COMMUNICATION IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ADVICE CONTAINED IN THIS COMMUNICATION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTERS ADDRESSED BY THE ADVICE. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The United States federal, state and local tax consequences to you of a sale of the Property may be significant and adverse. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences to a limited partner that should be considered in connection with the sale of the Property; however, the tax consequences to you could be materially different for a variety of reasons, including, but not limited to, your personal tax position. This discussion does not contain a discussion of all tax consequences that may result to you personally as a result of this proposed sale. The discussion is based on current United States federal income tax law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES. EACH LIMITED PARTNER MUST CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE OF THE PROPERTY.
     No ruling will be requested from the Internal Revenue Service on any of the federal tax matters discussed herein. The federal income tax consequences to the limited partners from the sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.
     The following discussion assumes that the Partnership will recognize taxable gain on the sale of the Property. The following discussion also assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association taxable as a corporation, any cash available for distribution after the sale would be reduced substantially and the tax consequences would be materially different than described below.
     Tax Consequences if the Property is Sold. The Partnership will recognize taxable gain from the sale of the Property in an amount equal to the difference between the Partnership’s adjusted tax basis in the Property and the amount realized from the sale of the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. If the Buyer assumes or takes the Property subject to liabilities that encumber the Property, the face amount of those liabilities is also included in the Partnership’s amount realized as though the Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as legal fees and title costs, reduce the Partnership’s amount realized with respect to the sale. This recognized gain will be allocated to partners, including limited partners, in accordance with the Partnership’s Partnership Agreement. The total amount of net taxable income is estimated to be $1 per Unit, based on information available as of September 30, 2009. The components of such net taxable income, on a per Unit basis, are: (i) $121 of unrecaptured Section 1250 gain; (ii) $15 of Section 1231 gain; (iii) $77 of ordinary loss; and (iv) $58 of deductible syndication costs.
     Generally, if a partnership is a “dealer” with respect to a property, any gain that it recognizes on the sale of that property will be taxed as ordinary income. Under I.R.C. Section 707, certain related party sales result in gain being taxed as ordinary income; however, we do not believe that this section would be applicable to this transaction. Alternatively, any gain in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of the Partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated his, her or its share of the Partnership’s I.R.C. Section 1231 gain, which is estimated to be $15 per Unit. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership’s property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.
     Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property (i.e., “depreciation recapture gain”) is re-characterized as ordinary income and will be allocated to the partners (including the limited partners) as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of (i) the amount realized and (ii) the recomputed basis (i.e., a property’s basis plus all amounts allowed for depreciation) of the transferred property exceeds that property’s adjusted basis.
     Generally, under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the excess of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed) over the amount treated as ordinary income under I.R.C. Section 1250 (calculated without regard to I.R.C. Section 291(a)(1)). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain is generally equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain is currently 25%.
     In the case of limited partners that are individuals, estates or trusts, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain is generally taxed at a capital gains tax rate, the current maximum federal tax rate of which is 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not eligible for preferential capital gains tax rates. As a result of the sale of the Property, it is estimated that $121 of unrecaptured Section 1250 gain will be allocated to each Unit.
     If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the sale will depend upon such limited partners individual circumstances. LIMITED PARTNERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS IN THIS REGARD.

     Although the recognized gain generally will be taxed as capital gain income, under the rules requiring the recapture of certain depreciation, it is expected that part of the gain will be taxed as unrecaptured I.R.C. Section 1250 gain to the partners. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently may be taxed is 25%. Generally, the unrecaptured I.R.C. Section 1250 gain tax rate applies only to individuals, trusts and estates. The amount of unrecaptured I.R.C. Section 1250 gain is estimated to be $121 per Unit.
     A distribution of cash (including a deemed distribution of cash under I.R.C. Section 752 as a result of a reduction in a limited partner’s share of Partnership liabilities) by the Partnership to a limited partner other than in liquidation of a limited partner’s Units will result in taxable gain only to the extent that the distribution (including a deemed cash distribution) exceeds a limited partner’s adjusted tax basis in his, her or its Units and will not result in taxable loss. Generally, any gain recognized by a limited partner arising from such a cash distribution (including a deemed cash distribution) by the Partnership will be treated as capital gain from the sale of the limited partner’s Units. Nevertheless, to the extent that a portion of that gain is attributed to “unrealized receivables” of the Partnership, including depreciation recapture or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.
     Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debt may be less than any tax liability resulting from the gain recognized by the Partnership (as a result of the sale) that is allocable to the partners and less than their tax liability resulting from the gain recognized by the partners as a result of any cash distributions from the Partnership and any tax liability from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that arise as a result of the recognized gain.
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.
REGULATORY APPROVALS
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
     Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership and the Fairways Partnership, the Partnership will be dissolved and its affairs wound up as required by the Partnership Agreement and in compliance with applicable law. The Partnership will reserve a portion of the proceeds of the sale of the Property to cover the administrative costs of operating the Partnership until its liquidation and dissolution, including management fees, taxes, the cost of audits, printing and mailing and the preparation and filing of the Partnership’s tax returns. See also “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” for a discussion of the tax consequences of the sale of the Property and the liquidation of the Partnership.
PARTNERSHIP BUSINESS
     The Partnership is a Delaware limited partnership organized in May 1986. The Partnership’s primary business is to operate and hold existing real estate properties for investment. The general partners of the Partnership originally were Davidson Diversified Properties, Inc. (f/k/a Freeman Diversified Properties, Inc.), a Tennessee corporation (“DDPI”) and James T. Gunn.
     On August 29, 1996, the Certificate of Limited Partnership of the Partnership was amended to remove DDPI as managing general partner and to admit the Managing General Partner, an affiliate of DDPI, as managing general partner in the place and stead of DDPI effective as of that date. The Managing General Partner is an affiliate of AIMCO, a publicly traded real estate investment trust. The Partnership Agreement provides that the Partnership is to terminate on December 31, 2021, unless terminated prior to such date. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000.
     The offering of the Partnership’s limited partnership units commenced on August 13, 1986, and terminated on March 30, 1988. The Partnership received gross proceeds from the offering of approximately $28,376,000 and net proceeds of approximately $25,254,000. Since its initial offering, the Partnership has not received, nor are limited partners required to make, additional capital contributions.
     All of the net proceeds of the offering were invested in four properties, three of which have been sold. The last two sales of properties of the Partnership included the sale of Brighton Crest Apartments and The Village Apartments in June of 2008. The Partnership’s investment portfolio currently consists of the Property, which the Partnership continues to hold, own and operate through the Fairways Partnership and the Fairways General Partner.
     The Partnership has no employees. Management and administrative services are provided by the Managing General Partner and by agents retained by the Managing General Partner. An affiliate of the Managing General Partner provides property management services.
     The Managing General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Partnership’s assets in order to maximize the return for the limited partners. The Partnership evaluates the Property periodically to determine the most appropriate strategy.
     Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2008 and 2007 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 10-K”) filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2009 and the unaudited financial statements for the Partnership for the three and nine month periods ended September 30, 2009, set forth in Part I of the Partnership’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the SEC on November 16, 2009 (the “Third Quarter 10-Q”). See “WHERE YOU CAN FIND MORE INFORMATION” in this information statement.
     For information on certain pending and ongoing litigation and governmental investigations, please refer to the 2008 10-K and the Third Quarter 10-Q.
PARTNERSHIP PROPERTY
     The following table sets forth the Partnership’s current investment in real property:

Property	Date of Purchase	Type of Ownership	Use
Fairway Apartments Plano, Texas (1)	5/18/88	Fee ownership, subject to first and second mortgage	Apartment — 256 units

(1)	The Property is held by the Fairways Partnership. The Partnership is the sole limited partner in the Fairways Partnership and the Fairways General Partner. The Managing General Partner is the general partner of the Fairways General Partner.
SUMMARY OF THE PURCHASE AND SALE CONTRACT
     The following summarizes the material terms and conditions of the Purchase Agreement. Nothing in this information statement is intended to modify the terms of the written Purchase Agreement.
The Purchased Assets
     The Fairways Partnership has agreed to sell all of its interest in and to the Property, together with all the improvements located on the Property. Subject to the Buyer’s right to elect to exclude certain items pursuant to the terms and conditions of the Purchase Agreement, the Buyer has agreed to assume the Fairways Partnership’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable), the Property’s tenant leases and loans secured by the Property.

Purchase Price and Deposit
     The total price for the Property is $11,650,000, subject to certain prorations and adjustments set forth in the Purchase Agreement. The Buyer is obligated to make or cause to be made an initial deposit of $25,000 on the effective date of the Purchase Agreement, and an additional deposit of $210,000 on or before the end of the Feasibility Period on December 18, 2009. The entire purchase price (less the credit described below for the assumption of outstanding loans secured by the Property) is due at closing. If the Buyer delivers the entire purchase price at closing all deposits will be returned. The initial $25,000 deposit is non-refundable except in the event that the Fairways Partnership defaults on its obligations under the Purchase Agreement or the Property is subject to condemnation or eminent domain. If the Buyer does not terminate the Purchase Agreement before the expiration of the Feasibility Period, all deposits become non-refundable except to the limited extent as specified in the Purchase Agreement. At the closing, subject to certain conditions in the Purchase Agreement, the Buyer will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the loans on the Property assumed by the Buyer.
Assumption of the Existing Loans on the Property by The Buyer
     The existing loan from Federal Home Loan Mortgage Corporation (“FHLMC”) in the original principal amount of $5,119,062 (the “FHLMC Loan”), and the existing loan from Wells Fargo Bank, National Association (together with “FHLMC”, the “Lender”) in the original principal amount of $3,900,000 (the “Wells Fargo Loan”), will each be assumed by the Buyer upon the closing of the sale of the Property. The balance due on the FHLMC Loan and the Wells Fargo Loan is $5,092,917 and $3,867,889 (in each case, principal and accrued but unpaid interest) as of September 30, 2009, respectively. The fees, costs and expenses included in connection with the assumption will be paid by the Buyer.
Feasibility Period
     From the date of the execution of the Purchase Agreement through the expiration of the Feasibility Period, the Buyer and its consultants have the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inspections and investigations concerning the Property; to confirm the suitability of the Property for the Buyer’s intended use and any other matters the Buyer wishes to confirm; and to review documents and records related to the Property. The Buyer has indemnified the Fairways Partnership from and against any and all claims, damages, costs and liabilities arising from or related to the Buyer’s or its consultants’ entry onto the Property and their inspections and investigations.
     The Buyer has the right to terminate the Purchase Agreement by giving written notice to that effect to the Fairways Partnership on or before the expiration of the Feasibility Period. If the Buyer provides such notice, the Purchase Agreement shall terminate and be of no further force and effect and all deposits shall be returned to the Buyer. On or before the end of the Feasibility Period the Buyer is obligated to deliver into escrow the additional deposit. If the Buyer fails to provide the Fairways Partnership with written notice of termination prior to the expiration of the Feasibility Period, the Buyer’s right to terminate during the Feasibility Period shall be permanently waived, the Purchase Agreement shall remain in full force and effect and all deposits shall become non-refundable except in the limited circumstances set forth in the Purchase Agreement.
Pre-Closing Deliveries and Obligations
     The Purchase Agreement requires the Fairways Partnership to deliver certain documents to the Buyer, including, but not limited to, (i) all documents relating to the Property (including a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment for title insurance for the Property in an amount equal to the purchase price for an owner’s title insurance policy on the most recent ALTA form and (iii) a survey of the Property. The Fairways Partnership is only responsible for payment of the basic premium for the title policy. The Buyer is responsible for any costs in excess of the basic premium for procurement of the title policy, the title commitment, any requested endorsements and for the cost of a current survey or any update to the survey.
     The Buyer has the right to give written notice to the Fairways Partnership of any objection the Buyer has to any matter identified in the title documents or survey within 20 days after the effective date of the Purchase Agreement. If the Buyer fails to timely object, the Buyer is deemed to have waived all such objections. If the Buyer timely objects and the Partnership fails to respond or elects not to cure the underlying basis for the objection, the

Buyer has the option of either going forward with the Purchase Agreement, without any reduction in the purchase price, or terminating the Purchase Agreement. If the Buyer elects to terminate the Purchase Agreement, it is entitled to the return of all deposits, subject to the Buyer’s return of the due diligence materials received from the Partnership.
     On or before the expiration of the Feasibility Period, the Buyer may deliver written notice to the Fairways Partnership identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that the Buyer wishes to terminate at closing. The Fairways Partnership is required to provide notices of termination for those contracts, and the effective date of each termination shall be no later than the closing date, or such later date as is required by the express terms of the contract. Any contract not identified by the Buyer in such notice and any contract that cannot be terminated by the express terms of the contract until after the closing date shall be assumed by the Buyer. The Buyer is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. The Buyer is responsible for obtaining any necessary consents with respect to any contracts related to the Property assumed by the Buyer and has indemnified the Fairways Partnership from and against any and all claims, damages, costs and liabilities arising from or related to the Buyer’s failure to obtain any such consent.
Closing
     The Buyer agreed to assume both the FHLMC Loan and the Wells Fargo Loan and to accept title to the Property at closing subject to the related deeds of trust. The Buyer has, from the date of the Purchase Agreement until the end of the Feasibility Period (the “Loan Approval Period”) to obtain approval from the existing lenders to assume the mortgage loans and release the Fairways Partnership (the “Loan Assumption Approval”). If the Buyer fully complies with the other terms of the Purchase Agreement and the requirements of the assumed deed of trust in connection with obtaining the loan assumption, but does not obtain the consent of the Lender to the loan assumption on terms and conditions that are commercially reasonable and do not impose new material adverse change to the financial terms of the loan assumption during the Loan Approval Period, then the Buyer may give the escrow agent notice terminating the Purchase Agreement based solely on the fact that the Buyer has not obtained Loan Assumption Approval, in which case the Purchase Agreement will be terminated (except for provisions that survive termination) and all deposits will be returned to the Buyer. If the Buyer fails to provide written notice of termination prior to the expiration of the Loan Approval Period in strict accordance with the notice provisions of the Purchase Agreement and provided the Feasibility Period has expired, the Purchase Agreement remains in full force and effect, all deposits will become non-refundable, and the Buyer’s obligation to obtain the Lender’s approval of the loan assumption and to close the transaction and purchase the Property will be non-contingent and unconditional except for the limited circumstances described in the Purchase Agreement. If the Loan Assumption Approval is not obtained and the closing has not occurred on or before the closing date, the Buyer will be in default under the Purchase Agreement and the Fairways Partnership will be entitled to terminate the Purchase Agreement and all deposits will be immediately released to the Fairways Partnership. The closing is also subject to other customary closing conditions and deliveries and may be accelerated with the parties’ consent.
     The expected closing date for the Property is 30 days after the date upon which Loan Assumption Approval has been obtained, but not later than January 18, 2010. The Fairways Partnership may also extend the closing date for an additional 30 days to facilitate a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code, if applicable. The Buyer has the right to extend the closing date for a 30 day period twice provided it gives the Partnership ten days prior notice and provides an additional $25,000 non-refundable deposit per extension request.
Closing Prorations and Post Closing Adjustments
     With respect to each property, all normal and customarily proratable items will be prorated as of the closing date. The Fairways Partnership or the Buyer may request an adjustment of any prorated item, with the exception of real property taxes which will be final and not subject to readjustment, provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $5,000 (individually or in the aggregate) with respect to the Property.
Representations and Warranties
     The Purchase Agreement contains customary representations and warranties by the Fairways Partnership. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Purchase Agreement; possessory interest in the Property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; accuracy of the Property’s rent roll and contracts list. The Fairways Partnership’s representations and warranties survive for a period of six months after the closing. Except for the Fairways Partnership’s specific representations, the Property is expressly being sold and purchased “as is”, “where is”, and “with all faults.” The Fairways Partnership’s liability for any breach of a representation or warranty by the Fairways Partnership is capped at $200,000. Additionally, the Buyer may not bring any claim for breach of a representation by the Fairways Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate).
     The Purchase Agreement also contains customary representations and warranties by the Buyer.
Covenants
     The Fairways Partnership has agreed that from the effective date through the closing, it will continue to operate the Property in the ordinary course of business. The Fairways Partnership has also agreed to certain additional covenants which may affect the operation of the Fairways Partnership prior to closing, including: restrictions on entering into new property contracts and leases, a commitment to provide the Buyer with an updated rent roll at the closing, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligation to Close
     Fairways Partnership’s Conditions to Closing
     The Fairways Partnership’s obligation to complete the sale of the Property is subject to customary conditions. Such conditions include, among other things, the following:
•	The Fairways Partnership shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase Agreement (including, without limitation, the assumption of the loans secured by the Property by the Buyer);

•	There shall not be any pending litigation or to the knowledge of the Buyer or the Fairways Partnership any threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of the Buyer to be illegal, void or nonbinding; and

•	The loan assumption and release shall have occurred.
     If the conditions to closing fail with respect to the Property, then the Fairways Partnership may elect to either waive such condition or terminate the Purchase Agreement in its entirety. In such instance, a portion of the deposits may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.
     The Buyer’s Conditions to Closing
     The Buyer’s obligation to complete the sale of the Property is also subject to certain customary conditions. If such conditions fail, then, subject to the terms of the Purchase Agreement, the Buyer has the option of either waiving such condition or terminating the Purchase Agreement and all deposits shall be returned to the Buyer, subject to the Buyer’s obligation to return due diligence materials provided to the Buyer.
Risk of Loss
     The Fairways Partnership has no obligation to repair any loss or damage to the Property by reason of any insured or uninsured casualty during the period through and including the closing date in excess of $250,000 and shall notify the Buyer in writing of such damages. The Buyer may elect to terminate the Purchase Agreement with respect to the Property within ten days after notification of a casualty loss in excess of $250,000 in which case all deposits will be returned to the Buyer. With respect to any loss or damage less than or equal to $250,000, the Fairways Partnership will either complete repairs, if possible, prior to the closing date or assign any insurance proceeds to the Buyer (less any amount which may have already been spent by the Fairways Partnership for repairs). The Fairways Partnership must maintain in full force and effect until the closing date all existing insurance coverage on the Property.
Default
     If the Buyer defaults on its obligations to deliver when required any required deposit, the purchase price or any other specified deliveries, the Buyer will forfeit its deposits to the Fairways Partnership and neither the Buyer nor the Fairways Partnership will be obligated to proceed with the purchase and sale of the Property. The Fairways Partnership has waived the remedies of specific performance and additional damages for defaults from the Buyer (other than with respect to certain indemnification obligations on the part of the Buyer as set forth in the Purchase Agreement).
     If the Fairways Partnership, prior to the closing, defaults in its representations, warranties, covenants or obligations, the Buyer has the option of (i) terminating the Purchase Agreement for the Property and receiving reimbursement for direct and actual out-of-pocket expenses and costs in connection with the transaction, which shall not exceed $50,000 in the aggregate, or (ii) subject to the terms and conditions of the Purchase Agreement, seeking specific performance of the Fairways Partnership’s obligations pursuant to the Purchase Agreement (but not damages).
Certain Other Termination Rights
     The Buyer has the right to terminate the Purchase Agreement with respect to the Property upon major property damage to the Property (cost of repairs to exceed $250,000) or condemnation of a material portion of the Property. In the event the Buyer elects not to terminate the Purchase Agreement, the Buyer will receive at the Fairways Partnership’s election either (i) all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price for the damaged Property in the amount of any deductible payable by the Fairways Partnership in connection therewith (less any amount which may have already been spent by the Fairways Partnership for repairs) or (ii) a credit against the purchase price for the damaged Property for the full replacement costs of repair to the Property (less any amount which may have already been spent by the Fairways Partnership for repairs).
Expenses and Closing Costs
     The Buyer is responsible for paying any assumption fees in connection with the loan assumption and release, any sales, use, gross receipts or similar taxes, any premiums or fees required to be paid by the Buyer for the title policy in excess of the base premium for the title policy, and one-half of the customary closing costs of the escrow agent. The Partnership will pay the cost of recording any instruments necessary to discharge any liens against the Property (except the assumed loan), the base premium for the title policy and its pro rata portion of the other one-half of the closing costs of the escrow agent. In addition, the Partnership agrees to pay any fees, commissions and expenses due and owing to the Broker pursuant to a separate agreement.
Assignment
     With the exception of an assignment to an affiliate of the Buyer or in connection with a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code, the Purchase Agreement is not assignable by the Buyer without the prior written approval of the Fairways Partnership.
WHERE CAN YOU FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

     You should only rely on the information incorporated by reference or provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071, Telephone: (800) 217-9608.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement, including copies of all documents incorporated by reference into this information statement, to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o The Altman Group, Inc.
1200 Wall Street, 3rd Floor
Lyndhurst, New Jersey 07071
By telephone:	(800) 217-9608
By facsimile:	(201) 460-0050.
     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of this information statement.